Exhibit 99.1

FOR RELEASE: IMMEDIATELY CONTACT: JAMES E. HURLBUTT

(847) 446-7500

STEPAN ANNOUNCES SALE OF COMMODITY

URETHANE SYSTEM PRODUCT LINE

NORTHFIELD, Illinois, August 1, 2008 -- Stepan Company (NYSE: SCL) today announced the sale of select product lines within its urethane system business to Bayer MaterialScience LLC. The product lines that were sold are insulation materials used in appliances, water heaters, doors, roofs, picnic coolers and similar applications. These products, manufactured at the Company's Millsdale, Illinois facility, will be produced for Bayer during a transition period. The product lines represent approximately $16.0 million in annual net sales. The sale was a cash sale.

The Company expects to report a pretax gain in the range of $9.5 - $10.0 million during the third quarter from the sale proceeds.

Stepan will continue to manufacture and market its full range of polyester polyols and its specialty urethane system products, specifically for military and aerospace applications as well as CASE (Coatings, Adhesives, Sealants, and Elastomers) end uses. These businesses are key components of Stepan's growth strategy.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company's Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.